Filed Pursuant to Rule 433

Registration No. 333-213383-03

Dated August 21, 2017

Baltimore Gas and Electric Company

$300,000,000 3.750% Notes Due 2047

August 21, 2017

Pricing Term Sheet

Issuer:	Baltimore Gas and Electric Company

Ratings:*	A3 (Moody’s); A- (S&P); A- (Fitch)

Security:	3.750% Notes due 2047

Trade Date:	August 21, 2017

Settlement Date:	August 24, 2017

Principal Amount:	$300,000,000

Maturity:	August 15, 2047

Coupon:	3.750%

Benchmark Treasury:	3.00% due May 15, 2047

Benchmark Treasury Price / Yield:	104-23+ / 2.765%

Spread to Benchmark Treasury:	+103 basis points

Yield to Maturity:	3.795%

Offering Price:	99.199%

Interest Payment Dates:	Semi-annually on February 15 and August 15, commencing February 15, 2018

Redemption Provisions:	At any time prior to February 15, 2047 (six months prior to the maturity date), at a discount rate of Treasury plus 15 basis points; and on or after February 15, 2047, at 100% of the principal, plus accrued interest to the redemption date

CUSIP/ISIN:	059165 EJ5 / US059165EJ51

Joint Book-Running Managers:	Credit Agricole Securities (USA) Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:	Apto Partners, LLC Penserra Securities LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Credit Agricole Securities (USA) Inc. at 1-866-807-6030, Credit Suisse Securities (USA) LLC at 1-800-221-1037, J.P. Morgan Securities LLC at 1-212-834-4533 (collect), or Morgan Stanley & Co. LLC at 1-866-718-1649.